Consulting Services Agreement

This agreement is made and entered into this 24th day of August, 2006 by and between Avondale Capital Partners, II, Inc., (the “Consultant”), whose principal place of business is 256 South Robertson Blvd., Beverly Hills, CA 90211 and Connected Media Technologies, Inc. (the “Client”), whose principal place of business is 80 Southwest 8th Street, Suite 2230, Miami, Florida 33130.

WHEREAS:

The Consultant is willing and capable of providing on a “best efforts” basis various forms of services for and on behalf of the client.

The Client desires to obtain such services and wishes to retain Consultant as an independent consultant and the Consultant desires to be retained in that capacity upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the promises and mutual covenants set forth herein, it is agreed as follows:

Consulting Services. The Client hereby retains the Consultant as an independent consultant to the client, on a non-exclusive basis, and the Consultant hereby accepts and agrees to such retention. The Consultant shall render to the Client such services of an advisory or consultative nature in order to inform the brokerage community, the Client’s shareholders and the general public concerning financial public relations and promotional matters relating to the client and its business. It is the intention of the parties that the Consultant will gather all publicly available information relating to the Client and confers with officers and directors of the Client in an effort to consolidate the information obtained into summary form for dissemination to interested parties. It is intended that the Consultant will then distribute such information concerning the Client to registered representatives of broker-dealers and other person(s) who the Consultant determines, in its sole discretion, are capable of effectively disseminating such information to the general public. The Consultant will not provide any investment advice or recommendations regarding the Client to anyone; rather, the Consultant will focus on contacting persons, generally via telephonic communications and person-to-person meetings, in order to familiarize them with information concerning the Client, which the Consultant has collected and is otherwise available to the general public. On a non-exclusive basis, the Consultant shall accomplish performance of the consulting services described herein. Not withstanding the foregoing, Consultant, may, in its sole discretion, outsource any or all of the services to be provided herein to other individuals or firms who agree in writing with Consultant to abide by the same (or substantially the same) representations and covenants as set forth in Paragraph 19 below (a “Permitted Subcontractor”). Consultant shall be responsible for the hiring of and the services to be performed by Permitted Subcontractors.. The cost and expenses of Permitted Subcontractors, if any, shall be deemed included in the Compensation as described in Paragraph 4 below.

1.

Time, Place and Manner of Performance. The Consultant shall be available for advice and counsel to the officers and directors of the Client at such reasonable and convenient times and places as may be mutually agreed upon. Except as aforesaid, the time, place and manner of performance of the services hereunder, including the amount of time to be allocated by the Consultant to any specific service, shall be determined in the sole discretion of the Consultant.

2.

Term of Agreement. The term of this Agreement shall be three months, commencing upon the execution of this agreement, hereof and terminating one (1) year thereafter, subject, however, to the rights of each party to terminate the Agreement as described herein. Compensation as defined below shall be deemed to be earned over the life of this Agreement.

3.	Compensation. In consideration of the services to be provided for the Client by the Consultant, the Client hereby agrees to compensate the Consultant as follows.

In connection with its SB-2 registration statement to be filed on or about September 9, 2006 (“Registration Statement”). Client will propose to register up to one-hundred million (100,000,000) shares of its common stock (or such other equivalent number after proportionately adjusting for any stock split, stock dividend or similar recapitalization) for the purpose of investor relations activities.

(a)        Promptly after the SEC declares the Registration Statement to be effective (“Effective Date”), and provided that this Agreement is still in effect, Client will issue Consultant the lesser of:

(i) the amount of registered shares equal to the quotient of a fraction, the numerator of which is one hundred and seventy-five thousand dollars ($ 175,000) and the denominator of which is the average closing share price of Client’s common stock for the ten (10) day period immediately preceding the Effective Date; and

(ii)	thirty-three million (33,000,000) registered shares.

(b)        On the ninetieth (90th) day after the Effective Date (“Second Payment Date”), and provided this Agreement is still in effect, Client will issue Consultant an additional amount of shares equal to the lesser of:

(i) the amount of registered shares equal to the quotient of a fraction, the numerator of which is one hundred and seventy-five thousand dollars ($ 175,000) and the denominator of which is the average closing share price of Client’s common stock for the ten (10) day period immediately preceding the Second Payment Date; and

(ii)	thirty-three million (33,000,000) registered shares.

(c)        On the one hundred eightieth (180th) day after the Effective Date, (“Third Payment Date”), and provided this Agreement is still in effect, Client will issue Consultant an additional amount of shares equal to the lesser of:

(i) the amount of registered shares equal to the quotient of a fraction, the numerator of which is one hundred and fiftysixty-five thousand dollars ($ 150,000) and the denominator of which is the average closing share price of Client’s common stock for the ten (10) day period immediately preceding the Third Payment Date; and

(ii)	thirty-four million (34,000,000) registered shares.

4.

Expenses. Neither party shall be responsible for the expenses of the other party in connection with the performance of its obligations under this Agreement. Notwithstanding the foregoing, all costs and expenses relating to any Permitted Subcontractor shall be deemed included in the Compensation set forth in Paragraph 3.

5.

Termination. Notwithstanding any provision contained in this agreement on the contrary, this Agreement may be terminated by the Client in its sole discretion, with ten (10) day’s prior written notice. Any unearned compensation will be immediately returned to the Client.

6.

Work Product. It is agreed that, prior to public distribution, all information and materials produced for the Client shall be the property of the Consultant, free and clear of all claims thereto by the Client, and the Client shall retain no claim of authorship therein.

7.

Disclosure of Information. The Consultant recognizes and acknowledges that it has and will have access to certain confidential information of the Client and its affiliates that are valuable, special and unique assets and property of the Client and such affiliates. The Consultant will not, during or after the term of this Agreement, disclose, without the prior written consent or authorization of the Client, any of such information to any person, except to authorize representatives of the Consultant or its affiliates, for any reason or purpose whatsoever. In this regard, the Client agrees that such authorization or consent to disclosure may be conditioned upon the disclosure being made pursuant to a secrecy agreement, protective order, provision of statute, rule, regulation or procedure under which the confidentiality of the information is maintained in the hands of the person to whom the information is to be disclosed or in compliance with the terms of a judicial order or administrative process. Any Permitted Subcontractors hired by Consultant shall be bound by the provisions of this Section 7.

8.

Nature of Relationship. It is understood and acknowledged by the parties that the Consultant is being retained by the Client in an independent capacity and that in this connection, the Consultant hereby agrees that it cannot enter into any agreement or incur any obligation on behalf of the Client.

9.

Conflict of Interest. The Consultant shall be free to perform services for other persons. The Consultant will notify the Client of its performance of consulting services for any other person, which could conflict with its obligations under this Agreement. Upon receiving such notice, the Client may terminate this Agreement or consent to the Consultant’s outside consulting activities; failure to terminate this Agreement shall constitute the Client’s ongoing consent to the Consultant’s outside consulting activities.

10.

Indemnification for Securities Law Violations. The Client agrees to indemnify, hold harmless, and defend the Consultant and each officer, director and controlling person of the Consultant against any losses, claims, damages, liabilities and/or expenses (including any legal or other expenses reasonably incurred in investigating or defending any action or claim in respect thereof) to which the Consultant or such officer, director or controlling person may become subject under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, because of actions of the Client or its agent(s). This indemnification to Consultant shall be null and void if, as a result of any investigation it is determined that the actions of the Consultant or Permitted Subcontractor have caused any violation of the Securities Act of 1933, as amended or any other applicable state law or regulation. Consultant shall indemnify, hold harmless and defend Client and each of Client’s officers and directors against any losses, claims, damages, liabilities and/or expenses (including any legal or other expenses reasonably incurred in investigating or defending any action or claim in respect thereof) to which the Client or such officer, director or controlling person may become subject under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, because of actions of the Consultant or a Permitted Subcontractor. This indemnification to Client shall be null and void if, as a result of any investigation it is determined that the actions of the Client have caused any violation of the Securities Act of 1933, as amended or any other applicable state law or regulation.

11.

Notices. Any notices required or permitted to be given under this Agreement shall be sufficient if in writing and delivered or sent by registered or certified mail to the principal office of each party.

12.	Waiver of Breach. Any waiver by the Consultant of a breach of any provision of this Agreement by the Client shall not operate or be construed as a waiver of any subsequent breach by the Client.

13.

Assignment. Assignment shall only be made upon the approval of both parties in writing. Should such an assignment be agreed to, this Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of and shall be binding upon their successors and assigns.

14.

Jurisdiction and Venue. It is the intention of the parties hereto that this Agreement and the performance hereunder and all suits and special proceedings hereunder be construed in accordance with and under and pursuant to the laws of the State of Florida. Therefore, each of the parties hereto hereby consents to the jurisdiction and venue of the courts of the State of Florida.

15.

Entire Agreement. This Agreement constitutes and embodies the entire understanding and agreement of the parties in regards to Management/Financial Consulting services and supercedes and replaces all prior understandings, agreements and negotiations between the parties with respect to the subject matter contained herein.

16.

Waiver and Modification. Any waiver, alteration or modification of any of the provisions of this Agreement shall be valid only if made in writing and signed by the parties hereto. Each party hereto, from time to time, may waive any of its rights hereunder without affecting a waiver with respect to any subsequent occurrences or transactions hereof.

17.

Invalid Provisions. In the event that any provision of this Agreement is found to be invalid or otherwise unenforceable under any applicable law, such invalidity or unenforceability shall not be construed as rendering any other provisions contained herein invalid or unenforceable, and all such other provisions shall be given full force and affect to the same extent as though the invalid or unenforceable provision were not contained herein.

18.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but both of which taken together shall constitute but one and the same document.

19.         Consultant’s Warranties and Covenants. (a) Consultant represents and warrants that he: (1) possesses all necessary licenses, permits and qualifications necessary to perform the services hereunder; and (2) is not currently, and has not been in the past five (5) years, the subject of any criminal or civil action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body relating to an allegation of fraud or a violation of any securities laws or any of Consultant’s business practices; and has no knowledge of the basis for any such matter; and (b) Consultant agrees that the representations and warranties set forth in subsection 19(a) herein will remain true, accurate and complete in all material respects throughout the term of this Agreement.

20.        Press Releases.             Neither party shall issue any press release concerning the nature of the relationship set forth herein without the advance written consent of the other party. Nothing in this paragraph shall be construed to limit either party’s right to make any such filings concerning this agreement that it reasonably believes is required by law.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.

CONSULTANT:	CLIENT:

Avondale Capital Partners II, Inc.	Connected Media Technologies, Inc.

By: __/s/ Andrew Baum_____________	By: ___/s/ Jeffrey Sass_____________
Andrew Baum, CEO
Its: ______________________________	Its: ___CEO______________________

Date: __August 23, 2006______________	Date: ___August 24, 2006____________

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